UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2009

Butler International, Inc.
(Exact name of registrant as specified in charter)

Maryland	0-14951	06-1154321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 E. Las Olas Boulevard, Suite 1730, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 761-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On June 23, 2009, Butler Publishing, Inc. (“Publishing”), a subsidiary of Butler International, Inc. (the “Company”), and with respect to certain provisions, the Company, entered into an Asset Purchase Agreement (the “Publishing Purchase Agreement”) with Chief Executive Group, LLC (“CEO Group”).

As previously disclosed, on June 1, 2009, the Company, and certain of its direct and indirect subsidiaries, including Butler Services International, Inc., Butler of New Jersey Realty Corp., Butler Service Group, Inc., Publishing, Butler Telecom, Inc., Butler Utility Service, Inc., Butler Services, Inc., and Butler Resources, LLC (collectively with the Company, the “Debtors”), each filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Pursuant to the terms and subject to the conditions set forth in the Publishing Purchase Agreement, CEO Group, upon the completion of the transactions contemplated thereby, will purchase substantially all of Publishing’s assets, and certain intellectual property rights of the Company, and assume certain obligations associated with such purchased assets, through a supervised sale under Section 363 of the Bankruptcy Code.  The consideration for such assets under the Publishing Purchase Agreement is (i) $220,000 in cash, subject to decrease based on the amount of third party liabilities actually assumed, (ii) the assumption by CEO Group of certain deferred revenue obligations in the amount of up to $112,626.00, (iii) the assumption by CEO Group of certain third party assumed liabilities in an amount not less than $73,000 but not more than $85,000, as well as additional third party assumed liabilities, and (iv) the assumption of certain liabilities under contracts acquired in the transaction.  Consummation of the transactions contemplated by the Publishing Purchase Agreement is subject to approval of the Bankruptcy Court and other closing conditions.

The information set forth in Item 2.01 below with respect to the Side Letter (as defined below) is incorporated herein by this reference.

Item 2.01.  Completion of Acquisition or Disposal of Assets.

On July 7, 2009, pursuant to the previously announced Asset Purchase Agreement (the “Purchase Agreement”), dated May 29, 2009, as amended on each of June 11, 2009, June 12, 2009 and June 24, 2009, the Company, and certain of its direct and indirect subsidiaries, including Butler Services International, Inc., Butler of New Jersey Realty Corp., Butler Service Group, Inc., Butler Telecom, Inc., Butler Utility Service, Inc., Butler Services, Inc., and Butler Resources, LLC (collectively with the Company, the “Sellers”) completed the sale of substantially all of its operating assets (excluding certain assets related to or used in the business of Chief Executive Magazine and Publishing, which are proposed to be sold under the Publishing Purchase Agreement described in Item 1.01 above) to Butler America LLC (“Butler America”).   The consideration paid for such assets was approximately $26.2 million in cash, plus the assumption of certain liabilities associated with the acquired assets.  In connection with the closing of such asset sale, the parties to the Purchase Agreement entered into a side letter (“Side Letter”), dated July 7, 2009, which clarified, among other things, the actual amount of the cash consideration to be paid in the transaction.  Proceeds from the asset sale under the Purchase Agreement were used to pay off the loan balance payable to General Electric Capital Corporation by the Sellers.  The Purchase Agreement and the transactions contemplated thereby were approved on July 1, 2009 by the Bankruptcy Court.

The summary of each of the Purchase Agreement and the Side Letter set forth in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the file text of each of the Purchase Agreement  filed as Exhibit 2.1, Amendment No. 1 to the Purchase Agreement filed as Exhibit 2.2, Amendment No. 2 to the Purchase Agreement filed as Exhibit 2.3, Amendment No. 3 to the Purchase Agreement filed as Exhibit 2.4, and the Side Letter filed as Exhibit 2.5 hereto and incorporated herein by this reference.

On July 9, 2009, the Company issued a press release relating to closing of the asset sale described above, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

2.1
Asset Purchase Agreement, dated May 29, 2009, by and among Butler America LLC, Butler International, Inc., Butler Services International, Inc., Butler of New Jersey Realty Corp., Butler Service Group, Inc., Butler Telecom, Inc., Butler Utility Service, Inc., Butler Services, Inc., and Butler Resources, LLC.

2.2
Amendment No. 1, dated June 11, 2009, to Asset Purchase Agreement, dated May 29, 2009, by and among Butler America LLC, Butler International, Inc., Butler Services International, Inc., Butler of New Jersey Realty Corp., Butler Service Group, Inc., Butler Telecom, Inc., Butler Utility Service, Inc., Butler Services, Inc., and Butler Resources, LLC.

2.3
Amendment No. 2, dated June 12, 2009, to Asset Purchase Agreement, dated May 29, 2009, as amended, by and among Butler America LLC, Butler International, Inc., Butler Services International, Inc., Butler of New Jersey Realty Corp., Butler Service Group, Inc., Butler Telecom, Inc., Butler Utility Service, Inc., Butler Services, Inc., and Butler Resources, LLC.

2.4
Amendment No. 3, dated June 24, 2009, to Asset Purchase Agreement, dated May 29, 2009, as amended, by and among Butler America LLC, Butler International, Inc., Butler Services International, Inc., Butler of New Jersey Realty Corp., Butler Service Group, Inc., Butler Telecom, Inc., Butler Utility Service, Inc., Butler Services, Inc., and Butler Resources, LLC.

2.5
Side Letter, dated July 7, 2009, to Asset Purchase Agreement, dated May 29, 2009, as amended, by and among Butler America LLC, Butler International, Inc., Butler Services International, Inc., Butler of New Jersey Realty Corp., Butler Service Group, Inc., Butler Telecom, Inc., Butler Utility Service, Inc., Butler Services, Inc., and Butler Resources, LLC.

99.1	Press Release dated July 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2009	Butler International, Inc. (Registrant)
/s/ Ronald Uyematsu
Ronald Uyematsu President and Chief Executive Officer